Exhibit k.3

SUB-ADMINISTRATION AGREEMENT

Agreement dated as of June 1, 2005 by and between Allianz Global Investors Fund Management, LLC, a Delaware limited liability company (the “Investment Manager”) and Brown Brothers Harriman & Co., a New York limited partnership company (the “Sub-Administrator”).

WHEREAS, the Investment Manager has entered into agreements concerning the provision of administrative services (“Administration Agreements”) with each of the investment companies and their funds identified on Schedule A hereto, as such Schedule A shall be amended from time to time (individually, each referred to herein as a “Fund” and collectively, as the “Funds”);

WHEREAS, the Investment Manager wishes to contract with the Sub-Administrator to provide certain administrative, accounting and compliance services with respect to the Funds, and the Sub-Administrator is willing to perform such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Investment Manager hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Funds for purposes of providing certain administrative services detailed in Section 5 below for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

The Investment Manager shall notify the Sub-Administrator in writing if the Investment Manager wishes to retain the Sub-Administrator to act as sub-administrator for one or more newly-established funds (each a “New Fund”), not then represented on Schedule A hereto. Upon written acceptance by the Sub-Administrator, such New Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Funds) may be modified with respect to each additional New Fund in writing by the Investment Manager and the Sub-Administrator at the time of the addition of the Fund.

2.	DELIVERY OF DOCUMENTS

The Investment Manager will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	Each Fund’s charter documents and by-laws;

b.	Each Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) and its current Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the respective resolutions of the Boards of Trustees/Directors of each Fund (the “Board”) authorizing certain individuals on behalf of the Funds to give instructions to the Investment Manager pursuant to this Agreement.

d.	A copy of the applicable Administration Agreements between the Investment Manager and the Funds; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Investment Manager that:

a.	It is a limited partnership, duly organized and existing under the laws of New York;

b.	It has the requisite power and authority to carry on its business in the applicable jurisdictions;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTMENT MANAGER

The Investment Manager represents and warrants to the Sub-Administrator that:

a.	It is a Delaware limited liability company, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Investment Manager’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Investment Manager or any law or regulation applicable to it.

f.	All information and documentation provided by the Investment Manager will comply with applicable laws and regulations, with agreements between the Investment Manager and third parties, and other obligations binding upon the Investment Manager.

g.	It has the authority and applicable licenses to use and distribute any information and documentation it provides to the Sub-Administrator.

h.	It shall use any information provided to it by the Sub-Administrator only for such purpose as may be contemplated under this Agreement.

i.	To the extent necessary or appropriate for the performance of the services, the Investment Manager has or will acquire authorization or licenses from applicable third parties including without limitations information sources, clients and regulators.

5.	ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the Investment Manager and, in each case where appropriate, the review and comment by the Fund’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Investment Manager and the Sub-Administrator:

a.	Prepare for review and approval by the Investment Manager, the Fund’s financial information contained within the Fund’s semi-annual and annual reports;

b.	Prepare the Fund’s N-Q reports for review by the Investment Manager on the first and third quarters of the Fund’s fiscal reporting period, and file such reports with the Securities and Exchange Commission (“SEC”) upon approval by the Funds;

c.	Support the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers for work prepared by the Sub-Administrator;

d.	Prepare for review by the Investment Manager, the Fund’s semi-annual and annual reports required to be filed with the SEC on Form N-SAR and file such reports upon approval by the Funds; and

e.	Prepare and disseminate vendor survey information as may be mutually agreed upon; and

f.	Upon the Investment Manager’s request, assist the Funds in preparing year end tax information to shareholders, such assistance to consist of the provision of the following:

i)	Dividends Received Deduction;

ii)	Qualified Dividend Income;

iii)	Florida Intangible Tax Information; and

iv)	Percentage of Treasury Income by Calendar Quarter.

The Sub-Administrator shall perform such other services for the Investment Manager that are mutually agreed to by the parties from time to time, for which the Investment Manager will pay such fees as may be mutually agreed upon in writing, including the Sub-Administrator’s pre-approved reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Investment Manager such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties (“Fee Schedule”). The fees are accrued daily and billed monthly and shall be due and payable within 30 days of receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within 30 days of receipt of the termination invoice, such termination invoice to be received by Investment Manager on the date of termination of this Agreement. In addition, the Investment Manager shall reimburse the Sub-Administrator for its reasonable out-of-pocket costs that were pre-approved in writing and incurred in connection with this Agreement upon presentation of an itemized invoice documenting such expenses. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Investment Manager agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Investment Manager through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Investment Manager’s behalf at the Investment Manager’s request or with the Investment Manager’s prior written consent. All expenses referenced in this paragraph must be pre-approved in writing and itemized promptly in an invoice presented to Investment Manager. Any such equipment purchases shall be the property of the Investment Manager.

The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Investment Manager for the acts and omissions of any such person or persons as it is for its own acts and omissions. Sub-Administrator understands and agrees that, consistent with Section 9 of this Agreement, Sub-Administrator is responsible for ensuring that any such persons hired by Sub-Administrator will keep confidential any Fund information received in connection with this Agreement. The expense associated with any such employment or association shall be borne by Sub-Administrator and shall not be eligible for reimbursement by the Investment Manager.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Funds or to the Investment Manager for instructions. Upon prior written approval and participation of the Investment Manager, Sub-Administrator may consult with its own legal counsel or outside counsel for the Funds or the independent accountants for the Funds at the expense of the Funds or the Investment Manager, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be considered to have engaged in any misconduct and shall not be liable, and shall be indemnified by the Investment Manager, for any non-negligent action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Fund or the Investment Manager. Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received. Furthermore, nothing is this paragraph is intended to restrict Sub-Administrator’s right to seek advice from its own legal counsel at Sub-Administrator’s own expense.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Funds or the Investment Manager insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Funds or the Investment Manager by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Funds, unless such loss, damage or expense is caused by the negligence or willful misconduct of the Sub-Administrator. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless directly caused by or resulting from the negligence or willful misconduct of the Sub-Administrator, its officers or employees. In no event shall the Sub-Administrator be responsible for any indirect, incidental, consequential, or punitive damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder, whether such liability is asserted on the basis of contract, tort or otherwise even if the Sub-Administrator had been advised of the possibility of such damages.

Notwithstanding anything in this Agreement to the contrary, (i) in no event shall the aggregate liability (“Aggregate Liability”) of the Sub-Administrator under this Agreement for all Funds and all claims during any year throughout the term of this Agreement exceed three times the amount of fees to be paid by the Investment Manager to the Sub-Administrator under the terms of the current fee schedule applicable for this service only, and (ii) the Sub-Administrator and the Investment Manager agree that any amount that the Sub-Administrator may agree to pay in response to a claim by the Investment Manager for recovery of losses, costs, damages or expenses resulting from the Sub-Administrator’s provision of services described herein, shall be applied to the calculation of the Aggregate Liability whether or not the Sub-Administrator acknowledges liability therefor under this Section.

The Sub-Administrator shall not be accountable or liable to the Investment Manager, or any third party if the Sub-Administrator is unable to perform its responsibilities in accordance with this Agreement as a result of (i) any errors in the services based upon or arising out of information received in a timely or untimely manner by the Sub-Administrator from a source upon which the Sub-Administrator was authorized to rely, (ii) relevant information known to the Investment Manager which would impact the services but which is not communicated by the Investment Manager or its agent to the Sub-Administrator, or (iii) the suspension, discontinuance or termination of the transmission of information by information providers for any reason, provided the Sub-Administrator shall have made a reasonable commercial efforts to procure such transmission. The Investment Manager hereby acknowledges and agrees that the Sub-Administrator shall neither guarantee nor make any warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information.

The Investment Manager acknowledges and agrees that nothing herein is intended to diminish the responsibility of third parties, including without limitation, its clients, custodian banks, brokers, and pricing and administrative agents, under their respective contractual and/or business arrangements with the Investment Manager. In no event shall the Sub-Administrator be responsible for any loss, damages, liabilities, expenses, costs or claims incurred by the Investment Manager which are caused by or attributable to the negligent or fraudulent acts or omissions of, and any misinformation provided by any such third party, nor shall the Sub-Administrator be responsible for resolving any errors or other exceptions with respect to information in connection with assets held by the Investment Manager, its agents, custodian banks and other third parties.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, communication disruption, and any failures to perform or delays in performance by postal or courier services or third-party information providers.

The Sub-Administrator shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

The Investment Manager shall review the services performed by the Sub-Administrator under this Agreement promptly and periodically and shall notify the Sub-Administrator of any improper performance, discrepancy or error therein. Unless the Investment Manager provides written notice of any such discrepancy or error within one year after such services are performed, the Services shall be deemed to have met the duties and standards set forth herein.

Without limiting the generality of any of the foregoing provisions, in no event shall the Sub-Administrator be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Investment Manager in connection with the services hereunder.

The Investment Manager acknowledges that the Sub-Administrator’s activities herender are not subject to audit, nor are they a substitute for an independent audit of the accounts.

In no event shall the Sub-Administrator be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall the Sub-Administrator be liable for the investment management services and advice received or given by the Investment Manager or the legal advice received by the Investment Manager from its counsel or other legal counsel.

The Investment Manager shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with any action or omission by the Sub-Administrator in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Funds or the Investment Manager or upon reasonable reliance on information or records given or made by the Funds or the Investment Manager or the Funds respective investment adviser or sub-adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The Sub-Administrator shall indemnify and hold the Investment Manager and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Investment Manager resulting from any claim, demand, action or suit in connection with any negligent action or omission by Sub-Administrator in the performance of its duties hereunder.

The indemnifications contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

a.	The parties agree that in the course of their dealing in accordance with the terms of this Agreement, they may give each other access to confidential records, proprietary information and internal development materials. For purposes of this Section, the party disclosing proprietary or confidential information is the “Disclosing Party” and the party receiving proprietary or confidential information is the “Receiving Party”. Each party agrees that it will not disclose, duplicate, copy or use any material or information which has or will come into its possession in connection with this Agreement for any purpose other than for the performance in accordance with this Agreement. Each party shall treat as confidential and as proprietary to the other any information which relates to the other party’s research, development, trade secrets and business affairs (including, but not limited to, any non-public personal information, as defined by Regulation S-P, regarding any customer).

(b)	The obligation to treat such information as proprietary and confidential shall not apply to information which:

(i)	is or becomes publicly available through no fault of the other party;

(ii)	is in the Receiving Party’s possession as of the date of this Agreement provided that it shall not have been obtained from the Disclosing Party;

(iii)	is developed by the Receiving Party outside the scope of any agreement with the Disclosing Party;

(iv)	is obtained lawfully and in good faith by the Receiving Party from a third party free from confidentiality obligations; or

(v)	is required to be disclosed by a court or other governmental authority after reasonable notice is given to the Disclosing Party, if such notice is permissible.

The parties hereby acknowledge that the burden of proving the exceptions set forth in clauses (i)-(v) above resides with the Receiving Party.

(c)	Neither party shall use its access to materials or information of the other party to obtain any information regarding the other party, its operations or its customers, other than that information which it requires to fulfill its obligations under this Agreement. Each party shall take all necessary steps to ensure that its employees adhere to this Section. In addition and unless required by law, no party to this Agreement shall disclose the matters contemplated herein, except with prior written consent of the non-disclosing party.

(d)	The Sub-Administrator understands and agrees: (1) that the Funds’ “Confidential Portfolio Information” is the confidential property of the Funds and may not be used for any purpose except in connection with the provision of services to the Funds and, in particular, such information may not be traded upon by the Sub-Administrator or any of its employees; (2) to limit access to Confidential Portfolio Information to the Sub- Administrator’s employees and agents who are subject to a duty to keep and treat such information as confidential; and (3) that upon written request from the Fund, the Sub-Administrator shall promptly destroy Confidential Portfolio Information. Sub-Administrator agrees and acknowledges that any negligent dissemination of Confidential Portfolio Information, may cause the Investment Manager or the Funds harm. Accordingly, the Investment Manager or the Funds will be entitled to seek action to remedy any negligent dissemination of such Confidential Portfolio Information by Sub-Administrator.

(e)	The provisions of this Section 9 shall survive the termination of this Agreement.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Funds shall at all times remain the property of the respective Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for the Funds pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator to the Funds are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Funds or the Investment Manager from time to time, have no authority to act or represent the Funds or the Investment Manager, respectively in any way or otherwise be deemed an agent of the Funds or the Investment Manager.

12.	TERM, TERMINATION AND AMENDMENT

(a)	This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of three (3) years from the effective date (the “Initial Term”) and shall automatically continue in full force and effect after such Initial Term unless either party terminates this Agreement by written notice to the other party at least one hundred twenty (120) days prior to the expiration of the Initial Term. After the completion of the Initial Term either party may terminate the Agreement upon one hundred twenty (120) days prior written notice to the other party.

(b)	During the Initial Term, this Agreement may be terminated only (i) by provision of a notice of nonrenewal as set forth above, (ii) immediately by mutual written agreement of the parties, or (iii) immediately for “cause,” as defined below.

For purposes of this Agreement, “cause” shall mean (a) a material breach (including, but not limited to: (i) non-payment of fees or expenses by the Investment Manager, or (ii) Sub-Administrator’s failure to meet the timeframes associated with the services to be provided under this Agreement as detailed in a mutually agreed upon production schedule for each fiscal reporting period) of this Agreement that has not been remedied for thirty (30) days following receipt of written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c)	Upon termination of this Agreement, the Investment Manager shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(d)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Investment Manager: Allianz Global Investors Fund Management LLC, Attn: Brian Shlissel. Executive Vice President, 1345 Avenue of the Americas, New York, NY 10105, with a copy to the Chief Legal Officer of Allianz Global Investors Fund Management at the same address; if to the Sub-Administrator: Brown Brothers Harriman & Co., Attn: Office of the General Counsel - Legal, 40 Water Street, Boston, MA 02109, or such other address as the Investment Manager and/or Sub-Administrator may designate in writing to the other.

14.	NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the either party may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the assigning party.

15.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Investment Manager and the Sub-Administrator and their respective successors and permitted assigns. Each party agrees that only the parties to this Agreement and/or their successors in title shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Investment Manager or other third parties shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

16.	ENTIRE AGREEMENT; HEADINGS

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

17.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without giving effect to the conflicts of law of such state. The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the state of New York and the federal courts located in New York City in the Borough of Manhattan.

20.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

21.	USE OF PARTIES’ NAMES

In connection with this Agreement, each party agrees not to use the other party’s name in any form of publicity, or to release to the public any information relating to the service to be performed hereunder, or to otherwise disclose or advertise that the other party has entered into this Agreement, except with the specific prior approval in writing of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ BRIAN S. SHLISSEL
Name:	BRIAN S. SHLISSEL
Title:	EXECUTIVE VICE PRESIDENT

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Douglas B. Carlson
Name:	Douglas B. Carlson
Title:	Vice President

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A – Listing of Funds

June 2005

•	NFJ Dividend, Interest & Premium Strategy Fund

•	Nicholas-Applegate Convertible & Income Fund

•	Nicholas-Applegate Convertible & Income Fund II